FOR IMMEDIATE RELEASE

Contact:

Anita Ho
Acting Chief Financial Officer
Alliance Fiber Optic Products, Inc.                                                                                                                                                                             March 10, 2011
408-736-6900 x168

ALLIANCE FIBER OPTIC PRODUCTS

 AMENDS AND RESTATES STOCKHOLDER RIGHTS PLAN

Sunnyvale, CA - March 10, 2011 - Alliance Fiber Optic Products, Inc. (NASDAQ CM: AFOP) today announced that it has entered into an Amended and Restated Rights Agreement.  The Restated Rights Agreement amends and restates an original Rights Agreement dated as of May 29, 2001 to among other things:  amend and otherwise adjust the Rights issued pursuant to the original agreement such that a single Right  is, as of the restatement date, associated with each share of the Company's common stock and extend the final expiration date for the Rights by ten years to May 29, 2021.

Rights were initially distributed under the original agreement to holders of the Company's common stock at a rate of one Right for each share of common stock.  Since the occurrence of a one-for-five reverse split of the common stock at the close of business on August 27, 2010, five Rights had been associated with each outstanding share of common stock.  The Restated Rights Agreement restores the initial one Right per share of common stock ratio of the original agreement, but is subject to adjustment following the Restatement Date as provided in the Restated Rights Agreement.

The Restated Rights Agreement is designed to enable all of the Company's stockholders to realize the full value of their investment and to continue to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire AFOP.  The amendment and restatement of the Agreement is intended as an ongoing means to guard against abusive takeover tactics.

The Rights continue to be exercisable only if a person or group acquires 15 percent or more of AFOP's common stock, subject to certain exceptions set forth in the Restated Rights Agreement.

The Rights will continue to trade with the Company's common stock unless and until they are separated upon the occurrence of certain future events.  AFOP's Board of Directors may terminate the Restated Rights Agreement at any time or redeem the Rights prior to the time a person acquires 15 percent or more of AFOP's common stock.  A copy of the Amended and Restated Rights Agreement will be filed with the Securities and Exchange Commission.

About AFOP

Founded in 1995, Alliance Fiber Optic Products, Inc. designs, manufactures and markets a broad range of high performance fiber optic components and integrated modules. AFOP's products are used by leading and emerging communications equipment manufacturers to deliver optical networking systems to the long-haul, enterprise, metropolitan and last mile access segments of the communications network. AFOP offers a broad product line of passive optical components including interconnect systems, couplers and splitters, thin film DWDM components and modules, fixed and variable optical attenuators, and depolarizers. AFOP is headquartered in Sunnyvale, California, with manufacturing and product development capabilities in the United States, Taiwan and China. AFOP's website is located at http://www.afop.com.

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the 'safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  Such statements include, without limitation, statements regarding the anticipated benefits and expected consequences of the Amended and Restated Rights Agreement.   These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially.  For a discussion of factors that may cause results to differ, see our SEC reports, including our Quarterly Report on Form 10-Q for the quarter ended September 20, 2010.  These forward-looking statements speak only as of the date hereof.   AFOP disclaims any intent or obligation to update these forward-looking statements.